EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact: Stacy Feit
(818) 871-3000
investorrelations@thecheesecakefactory.com

THE CHEESECAKE FACTORY REPORTS RESULTS FOR

FOURTH QUARTER OF FISCAL 2018

CALABASAS HILLS, Calif., – February 20, 2019 – The Cheesecake Factory Incorporated (NASDAQ: CAKE) today reported financial results for the fourth quarter of fiscal 2018, which ended on January 1, 2019.

Total revenues were $585.2 million in the fourth quarter of fiscal 2018 compared to $571.8 million in the fourth quarter of fiscal 2017. Net income and diluted net income per share were $16.2 million and $0.35, respectively, in the fourth quarter of fiscal 2018.

The Company recorded a pre-tax charge of $15.0 million during the fourth quarter of fiscal 2018, including $13.9 million in non-cash impairment primarily related to one restaurant in each of the Cheesecake Factory, Grand Lux Cafe and RockSugar Southeast Asian Kitchen brands. Excluding the after-tax impact from this item, net income and diluted net income per share for the fourth quarter of fiscal 2018 would have been $27.3 million and $0.60, respectively. Please see the Company’s reconciliation of non-GAAP financial measures at the end of this release.

Comparable restaurant sales at The Cheesecake Factory restaurants increased 1.9% in the fourth quarter of fiscal 2018.

“Our key financial metrics, including Cheesecake Factory comparable restaurant sales, adjusted operating margin and adjusted earnings per share, met or exceeded our expectations during the fourth quarter,” said David Overton, Chairman and Chief Executive Officer. “Solid operational execution, illustrated by year-over-year increases in labor productivity and food efficiencies, contributed to these results.”

Overton continued, “We are also honored to be recognized as one of the “100 Best Companies to Work For®” by FORTUNE magazine for the sixth consecutive year. Our people are our greatest resource and enable us to deliver delicious, memorable experiences for our guests every day. This accolade is a testament to our strong culture, industry-leading training and tangible career advancement we provide for our staff members and managers. We believe these attributes will continue to differentiate us as an employer of choice, a position that is even more critical today to support continued success in the restaurant industry.”

Overton concluded, “During fiscal 2018, we generated over $290 million in operating cash flow, which coupled with our strong balance sheet, enables us to make investments to support the Company’s growth

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100

trajectory, while continuing to return meaningful capital to our shareholders via our dividend and share repurchase program.”

Development

The Company opened three Cheesecake Factory restaurants in the fourth quarter, meeting its objective to open five restaurants in fiscal 2018. Two restaurants opened internationally under licensing agreements during fiscal 2018.

Capital Allocation

The Company’s Board of Directors declared a quarterly cash dividend of $0.33 per share of the Company’s common stock. The dividend is payable on March 19, 2019 to shareholders of record at the close of business on March 4, 2019.

During the fourth quarter of fiscal 2018, the Company repurchased approximately 1.0 million shares of its common stock at a cost of $48.4 million. In fiscal 2018, the Company repurchased approximately 2.3 million shares of its common stock at a cost of $109.3 million.

Conference Call and Webcast

The Company will hold a conference call to review its results for the fourth quarter of fiscal 2018 today at 2:00 p.m. Pacific Time. The conference call will be webcast live on the Company’s website at investors.thecheesecakefactory.com and a replay of the webcast will be available through March 22, 2019.

About The Cheesecake Factory Incorporated

The Cheesecake Factory Incorporated created the upscale, casual-dining segment in 1978 with the introduction of its namesake concept. The Company, through its subsidiaries, owns and operates 217 full-service, casual-dining restaurants throughout the United States, including Puerto Rico, and Canada, comprised of 201 restaurants under The Cheesecake Factory® mark; 14 restaurants under the Grand Lux Cafe® mark; and two restaurants under the RockSugar Southeast Asian Kitchen® mark. Internationally, 21 The Cheesecake Factory® restaurants operate under licensing agreements. The Company’s bakery division operates two bakery production facilities, in Calabasas Hills, CA and Rocky Mount, NC, that produce quality cheesecakes and other baked products for its restaurants, international licensees and third-party bakery customers. In 2019, the Company was named to the FORTUNE Magazine “100 Best Companies to Work For®” list for the sixth consecutive year. To learn more about the Company, visit www.thecheesecakefactory.com.

FORTUNE and FORTUNE 100 Best Companies to Work For® are registered trademarks of Time Inc. and are used under license. From FORTUNE Magazine, March 1, 2019 ©2019 Time Inc. Used under license. FORTUNE and Time Inc. are not affiliated with, and do not endorse products or services of, The Cheesecake Factory Incorporated.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as codified in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, without limitation, the benefits of the Company’s attributes as an employer and the Company’s ability to make investments to support the Company’s growth trajectory, while continuing to return meaningful capital to its shareholders via its dividend and share repurchase program. These forward-looking statements may be affected by factors outside of the Company’s control including: economic and political conditions that impact consumer confidence and spending; impact of recently enacted tax reform; acceptance and success of The Cheesecake Factory in international markets; acceptance and success of the North Italia, Flower Child and Social Monk Asian Kitchen concepts; the risks of doing business abroad through Company-owned restaurants and/or licensees; foreign exchange rates, tariffs and cross border taxation; changes in unemployment rates; the economic health of the Company’s

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100

landlords and other tenants in retail centers in which its restaurants are located; the economic health of suppliers, licensees, vendors and other third parties providing goods or services to the Company; adverse weather conditions in regions in which the Company’s restaurants are located; factors that are under the control of government agencies, landlords and other third parties; the risk, costs and uncertainties associated with opening new restaurants; and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”). Such forward-looking statements include all other statements that are not historical facts, as well as statements that are preceded by, followed by or that include words or phrases such as “believe,” “plan,” “will likely result,” “expect,” “intend,” “will continue,” “is anticipated,” “estimate,” “project,” “may,” “could,” “would,” “should” and similar expressions. These statements are based on current expectations and involve risks and uncertainties which may cause results to differ materially from those set forth in such statements. Investors are cautioned that forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements. Forward-looking statements speak only as of the dates on which they are made and the Company undertakes no obligation to publicly update or revise any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, unless required to do so by law. Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements and the discussion of risk factors contained in the Company’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the SEC, which are available at www.sec.gov.

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100

The Cheesecake Factory Incorporated

Condensed Consolidated Financial Statements

(unaudited; in thousands, except per share and statistical data)

	13 Weeks Ended		13 Weeks Ended		52 Weeks Ended		52 Weeks Ended

Consolidated Statements of Income	January 1, 2019		January 2, 2018		January 1, 2019		January 2, 2018
	Amount	Percent of Revenues	Amount	Percent of Revenues	Amount	Percent of Revenues	Amount	Percent of Revenues
Revenues	$585,155	100.0%	$571,815	100.0%	$2,332,331	100.0%	$2,260,502	100.0%
Costs and expenses:
Cost of sales	134,821	23.0%	134,015	23.4%	532,880	22.8%	519,388	23.0%
Labor expenses	209,702	35.8%	197,231	34.5%	834,134	35.8%	777,595	34.4%
Other operating costs and expenses	140,359	24.0%	141,257	24.7%	566,825	24.3%	552,791	24.4%
General and administrative expenses	36,604	6.3%	34,587	6.1%	154,770	6.6%	141,533	6.2%
Depreciation and amortization expenses	24,157	4.1%	23,237	4.1%	95,976	4.1%	92,729	4.1%
Impairment of assets and lease terminations	15,015	2.6%	9,112	1.6%	17,861	0.8%	10,343	0.5%
Preopening costs	5,138	0.9%	7,629	1.3%	10,937	0.5%	13,278	0.6%
Total costs and expenses	565,796	96.7%	547,068	95.7%	2,213,383	94.9%	2,107,657	93.2%
Income from operations	19,359	3.3%	24,747	4.3%	118,948	5.1%	152,845	6.8%
Loss on investment in unconsolidated affiliates	(2,068)	(0.3)%	(336)	0.0%	(4,754)	(0.3)%	(479)	0.0%
Interest and other expense, net	(1,765)	(0.3)%	(1,617)	(0.3)%	(6,783)	(0.2)%	(5,900)	(0.3)%
Income before income taxes	15,526	2.7%	22,794	4.0%	107,411	4.6%	146,466	6.5%
Income tax provision/(benefit)	(652)	(0.1)%	(34,944)	(6.1)%	8,376	0.4%	(10,926)	(0.5)%
Net income	$16,178	2.8%	$57,738	10.1%	$99,035	4.2%	$157,392	7.0%

Basic net income per share	$0.36		$1.26		$2.19		$3.35
Basic weighted average shares outstanding	44,796		45,751		45,263		46,930

Diluted net income per share	$0.35		$1.24		$2.14		$3.27
Diluted weighted average shares outstanding	45,669		46,730		46,215		48,152

Note - In the fourth quarter of fiscal 2018, the Company began classifying complimentary meals as contra revenue versus other operating expense. Corresponding amounts for the first three quarters of fiscal 2018 were reclassified to conform to this presentation. For the thirteen and fifty-two weeks ended January 1, 2019, $5.7 million and $23.3 million, respectively, were classified as contra revenue. Corresponding prior year periods were not reclassified.

Selected Segment Information
Revenues:
The Cheesecake Factory restaurants	$530,786		$514,782		$2,127,347		$2,057,816
Other	54,369		57,033		204,984		202,686
Total	$585,155		$571,815		$2,332,331		$2,260,502

Income/(loss) from operations:
The Cheesecake Factory restaurants (1)	$58,254		$56,553		$252,210		$263,581
Other (2)	(5,360)		(1,385)		8,993		17,547
Corporate	(33,535)		(30,421)		(142,255)		(128,283)
Total	$19,359		$24,747		$118,948		$152,845

(1) Includes the following recorded in impairment of assets and lease terminations in the consolidated statements of income: $3.7 million in the thirteen weeks ended January 1, 2019; $6.6 million in the fifty-two weeks ended January 1, 2019; $1.3 million in the thirteen weeks ended January 2, 2018; and $2.5 million in the fifty-two weeks ended January 2, 2018.

(2) Includes the following recorded in impairment of assets and lease terminations in the consolidated statements of income: $11.3 million in the thirteen and fifty-two weeks ended January 1, 2019 and $7.8 million in the thirteen and fifty-two weeks ended January 2, 2018.

Selected Consolidated Balance Sheet Information	January 1, 2019	January 2, 2018
Cash and cash equivalents	$ 26,578	$ 6,008
Total assets	1,314,133	1,333,060
Total liabilities	743,074	719,530
Stockholders’ equity	571,059	613,530

The Cheesecake Factory Restaurants	13 Weeks Ended	13 Weeks Ended	52 Weeks Ended	52 Weeks Ended
Supplemental Information	January 1, 2019	January 2, 2018	January 1, 2019	January 2, 2018
Comparable restaurant sales (3)	1.9%	(0.9)%	1.7%	(0.8)%
Restaurants opened during period	3	5	4	7
Restaurants open at period-end	201	199	201	199
Restaurant operating weeks	2,595	2,552	10,344	10,102

(3) Underlying comparable restaurant sales for the thirteen weeks and fifty-two weeks ended January 2, 2018 reflect the reclassification in the note above in the calculation of comparable restaurant sales growth for the thirteen weeks and fifty-two weeks ended January 1, 2019 to maintain comparability.

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100

Reconciliation of Non-GAAP Results to GAAP Results

In addition to the results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”) in this press release, the Company is providing non-GAAP measurements which present net income and diluted net income per share excluding the impact of certain items. The non-GAAP measurements are intended to supplement the presentation of the Company’s financial results in accordance with GAAP. The Company believes that the presentation of these items provides additional information to facilitate the comparison of past and present financial results.

The Cheesecake Factory Incorporated

Reconciliation of Non-GAAP Financial Measures

(unaudited; in thousands, except per share data)

	13 Weeks Ended	13 Weeks Ended	52 Weeks Ended	52 Weeks Ended

	January 1, 2019	January 2, 2018	January 1, 2019	January 2, 2018

Net income (GAAP)	$16,178	$57,738	$99,035	$157,392
After-tax impact from:
- Impairment of assets and lease terminations (1)	11,111	5,467	13,217	6,206
- Deferred tax revaluation (2)	-	(38,525)	-	(38,525)
Adjusted net income (non-GAAP)	$27,289	$24,680	$112,252	$125,073

Diluted net income per share (GAAP)	$0.35	$1.24	$2.14	$3.27
After-tax impact from:
- Impairment of assets and lease terminations	0.24	0.12	0.29	0.13
- Deferred tax revaluation	-	(0.82)	-	(0.80)
Adjusted diluted net income per share (non-GAAP) (3)	$0.60	$0.53	$2.43	$2.60

(1) The pre-tax amounts associated with the items in the thirteen and fifty-two weeks ended January 1, 2019 were $15.0 million and $17.9 million, respectively. The pre-tax amounts associated with the items in the thirteen and fifty-two weeks ended January 2, 2018 were $9.1 million and $10.3 million, respectively. These amounts were recorded in impairment of assets and lease terminations.

(2) Fiscal 2017 includes a $38.5 million benefit to the income tax provision related to recently enacted tax reform.

(3) Adjusted diluted net income per share may not add due to rounding.

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100